Exhibit 99.B(d)(72)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
MetLife Investment Management, LLC

As of September 15, 2017, as amended June 26, 2018,
September 11, 2019 and April 15, 2024

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		MetLife Investment Management, LLC

By:	/s/ James Smigiel	By:	/s/ Jude Driscoll

Name:	James Smigiel	Name:	Jude Driscoll

Title:	Chief Investment Officer	Title:	Authorized Signatory

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